Exhibit 99.1

Spherix Urges Shareholders to Approve Purchase of CBM BioPharma, Inc. Assets at Special Meeting

Board Intends to Return Capital via a Special Dividend

NEW YORK, NY August 19, 2019 /PRNewswire/ Spherix Incorporated, (NASDAQ: SPEX) a technology development company committed to the fostering of innovative ideas, today issued a letter to shareholders:

Dear Shareholder,

In advance of our Special Meeting on September 5th, I write to update you on certain developments and to encourage you to vote in favor of the proposals recommended by the Board of Directors and set forth in the Special Meeting Proxy.

The acquisition of the CBM BioPharma, Inc. (“CBM”) pharmaceutical assets is an integral step in building Spherix into a cutting edge pharmaceutical company. It also builds upon the success we have already realized as a part of the Company’s transformation. Two years ago, Spherix made an investment in Hoth, which is now estimated to be worth over $10,000,000. In our effort to deliver value to our shareholders and to continue the transformation at Spherix, the Board intends to propose a special dividend of One Hundred Thousand shares (100,000) of Hoth. Effectuating the dividend is contingent upon obtaining the necessary votes for the CBM acquisition at the Special Meeting to be held on September 5th. The dividend will be paid upon the consummation of the transaction with CBM to shareholders of record prior to the date of such consummation. Upon closing the acquisition of the CBM assets, the Company expects to focus its efforts on growing and developing its portfolio.

The proposed Hoth dividend represents over $500,000 of value at today’s stock price. Should Spherix not receive the necessary votes to acquire the CBM assets on September 5th, it is unlikely that the Hoth dividend will be declared. The Company would instead retain this stock to use as a valuable resource for other corporate and strategic matters.

There are three ways to vote your shares of Spherix, each only taking a few moments:

•	By Telephone – Stockholders in the United States can submit their vote by calling the toll-free number indicated on the Special Proxy you received by mail; please have your control number located on the enclosed vote instruction form available when calling;

•	By Internet – Stockholders can submit their vote via internet at www.proxyvote.com; please have the control number located on the enclosed vote instruction form available; or

•	By Mail – Stockholders can vote by mail by signing, dating and returning the enclosed vote instruction form in the postage-paid envelope provided.

If you need any assistance in voting your shares or have questions regarding the special meeting of stockholders, please contact Spherix’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322- 2885 (toll-free) or (212) 929-5500 (collect), or email at proxy@mackenziepartners.com.

I thank you for your continued support and investment in our Company. We believe with conviction that we are taking the right steps to drive shareholder value, make sound investment decisions, and return capital to shareholders when appropriate.

Sincerely,

Anthony Hayes

About Spherix

Spherix Incorporated is a technology development company committed to the fostering of innovative ideas. Spherix Incorporated was formed in 1967 as a scientific research company.

Our activities generally include the acquisition and development of technology through internal or external research and development. In addition, we seek to acquire existing rights to intellectual property through the acquisition of already issued patents and pending patent applications, both in the United States and abroad. We may alone, or in conjunction with others, develop products and processes associated with technology development and monetizing related intellectual property.

Forward-Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include statements regarding Spherix’s and CBM’s industry, future events, the proposed transaction between the parties to the Asset Purchase Agreement, the estimated or anticipated future results and benefits of the Company following the transaction, including the likelihood and ability of the parties to successfully consummate the proposed transaction, future opportunities for the combined company, and other statements that are not historical facts. These statements are based on the current expectations of Spherix’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding the businesses of Spherix and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, changes in the business environment in which Spherix or CBM operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Spherix or CBM operates; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction or that the approval of the stockholders of Spherix are not obtained; failure to realize the anticipated benefits of the transaction, including as a result of a delay in consummating the transaction or a delay or difficulty in integrating the assets of CBM; uncertainty as to the long-term value of Spherix’s common stock; those discussed in the Spherix’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other documents of Spherix on file with the SEC or in the registration statement that will be filed with the SEC by Spherix. There may be additional risks that Spherix presently does not know or that Spherix currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Spherix’s expectations, plans or forecasts of future events and views as of the date of this communication. Spherix anticipates that subsequent events and developments will cause Spherix’s assessments to change. However, while Spherix may elect to update these forward- looking statements at some point in the future, Spherix specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spherix’s assessments as of any date subsequent to the date of this communication.

Contact:

Investor Relations:	Hayden IR
Brett Maas, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: 212-745-1373
Email: investorrelations@spherix.com
www.spherix.com

3